U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2013

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Amendment to a Material Definitive Agreement.

On March 8, 2013, Clean Coal Solutions, LLC (“CCS”), the 42.5% owned and consolidated subsidiary of ADA-ES, Inc. (the “Company”), amended and restated two Equipment Leases (the “Leases”) pursuant to which CCS leases facilities for the production of refined coal to GS RC Investments LLC (“Lessee”), an affiliate of The Goldman Sachs Group, Inc. (“GS”). Each Lease is between Lessee and a wholly owned subsidiary of CCS, AEC-NM, LLC or AEC-TH, LLC (together, the “Lessors”). As previously disclosed in the Company’s Current Reports on Form 8-K, CCS entered into the Leases on November 21, 2011 and December 15, 2011 in connection with the exchange of two refined coal (“Refined Coal”) production facilities then leased by the Lessors to the Lessee for two newly redesigned and constructed Refined Coal facilities (the “Exchange” and the “RC Facilities,” respectively). The Leases have been further amended to reflect new terms and payment structures.

In addition to the Company’s 42.5% ownership, CCS is owned 42.5% by NexGen Refined Coal, LLC (“NGRC”), and 15% by GSFS Investments I Corp., which is another affiliate of GS.

Amended and Restated Leases

As amended and restated, the Leases (the “Amended and Restated Leases”) have initial terms of two years (the “Initial Term”) and automatically renew for successive one year terms after the expiration of the Initial Term for up to seven additional terms, with the final terms ending on November 9, 2021 and December 10, 2021.

Certain key terms of the Amended and Restated Leases differ from the corresponding terms in the Leases. These modified terms include, but are not limited to, those relating to the structure and timing of the payment of rent. The rent will now be payable quarterly in advance and subject to adjustment only for increases or decreases in inflation based upon the Consumer Price Index (All Urban Consumers; U.S. City Average).

The Amended and Restated Leases contain termination provisions for both Lessors and Lessee that are substantially similar to those in the Leases, except that the Lessee may terminate either Amended and Restated Lease effective at the end of the Initial Term or any subsequent annual renewal term by providing three months’ prior written notice to the respective Lessor.

Amended and Restated Operating and Maintenance Agreements

In connection with the foregoing, on March 8, 2013 Clean Coal Solutions Services, LLC (“CCSS”), which is owned 50% by the Company and 50% by NGRC, amended and restated the two Operating and Maintenance Agreements (as amended and restated, the “Amended and Restated OMAs”) originally entered into with the Lessee on June 29, 2010 pursuant to which CCSS operates and maintains the RC Facilities. The Amended and Restated OMAs reflect various conforming and definitional changes made to update the original agreements, as well as changes to the structure and timing of the fees paid thereunder.

CCSS will continue to arrange for the purchase and delivery of certain chemical additives necessary for Lessee’s production of Refined Coal under the Chemical Additives Supply Agency Agreement entered into with the Lessee on June 29, 2010.

Amendments to Exchange Agreements

In connection with the foregoing, on March 8, 2013 CCS, Lessor and Lessee amended the Exchange Agreements originally entered into by the parties on November 21, 2011 and December 15, 2011 containing many of the substantive terms and conditions governing the Exchange and the rights and obligations of the parties as to various matters after the Exchange was completed. The amendment makes various conforming and definitional changes to update the original agreement.

Summaries of Terms and Conditions

The descriptions of the terms and conditions as set forth above for the Amended and Restated Leases and the Exchange Agreements, as amended (collectively, the “Agreements”) are summaries only and do not describe all terms and conditions contained therein. Reference is made to the Agreements for the complete terms and conditions of each such agreement. The Company will file a copy of each of the Agreements with our Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

Item 7.01.	Regulation FD Disclosure

On February 28, 2013, the Company issued a press release relating to the events described in Item 8.01 hereof. A copy of the press release is filed as Exhibit 99.1 to this report.

On March 12, 2013, the Company issued a press release relating to the events described in Item 1.01 hereof. A copy of the press release is filed as Exhibit 99.2 to this report.

Item 8.01	Other Events.

On February 28, 2013, CCS signed a definitive agreement pursuant to which its wholly owned subsidiary sold a Refined Coal facility to a third party investor (the “Buyer”) in exchange for $20 million in cash paid immediately and various payments going forward. The agreement was entered into in the ordinary course of business and although it is a sale, it is structured similarly to prior lease agreements entered into by CCS with other investors. In addition, the parties entered into a Technology Sublicense pursuant to which Clean Coal sublicensed to the Buyer the Company’s M-45™ technology for use in producing Refined Coal. CCSS, will, on behalf of and subject to oversight by the Buyer, operate and maintain the facility under an Operating and Maintenance Agreement and CCS will supply certain chemical additives necessary for the Buyer’s production of Refined Coal under a Chemical Supply Agreement, each entered into with the Buyer.

Item 9.01.	Financial Statements and Exhibits

(d) The following items are furnished as exhibits to this report:

99.1	Press Release, ADA-ES Joint Venture Finalizes Contract with New Refined Coal Investor, dated February 28, 2013.

99.2	Press Release, ADA-ES Provides Refined Coal Update, dated March 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2013

ADA-ES, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President and Chief Financial Officer

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, ADA-ES Joint Venture Finalizes Contract with New Refined Coal Investor, dated February 28, 2013.

99.2	Press Release, ADA-ES Provides Refined Coal Update, dated March 12, 2013.

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